Exhibit 10.33

[LETTERHEAD OF BAXTER]

[LOGO OF BAXTER]

December 17, 2003

Alan Heller

Dear Al:

This letter is a confirmation of your recent discussions with Michael Tucker, Sr. Vice President.

•	Your termination date from Baxter will be January 31, 2004.

•	In lieu of any payments referred to under paragraphs 2 and 3 of the addendum to your offer letter, Baxter will provide you with a one-time, lump-sum payment in the amount of five hundred thirty thousand dollars ($530,000), less applicable withholdings and deductions. As a condition of receipt, you are required to execute and deliver the release agreement in the form of Exhibit A attached hereto prior to your termination date.

•	In the first quarter of 2004, Baxter will pay you an amount equal to your earned 2003 Officer Incentive Compensation Plan (OICP) benefit. In determining the amount of your earned benefit, we will follow the normal process of assessing the 2003 OICP funding criteria and your overall performance for the year.

•	In addition, all stock options will be administered according to the terms and conditions of each grant.

This does not alter the at-will nature of your employment.

This agreement and the release agreement in the form of Exhibit A attached hereto constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supercede any and all other understandings, negotiations, inducements or agreements, express or implied, written or oral, between the parties with respect thereto.

Please indicate your written acceptance of our agreement by signing the original copy of this letter and returning it to me by December 22, 2003.

Sincerely,

/s/ Harry M. Jansen Kraemer, Jr.

Harry M. Jansen Kraemer, Jr.
Chairman and Chief Executive Officer

Agreed and Acknowledged By:

/s/ Al Heller

Al Heller

12/17/2003

Date

[LETTERHEAD OF BAXTER]

Exhibit A

[LOGO OF BAXTER]

December 17, 2003

Mr. Alan Heller

Re:	Employment Termination and General Release Agreement

Dear Al:

This letter confirms our agreement concerning the termination of your employment with Baxter Healthcare Corporation and its affiliates (“Company”). We have agreed to the following provisions as a final and complete resolution of all matters, whether now known or unknown, arising out of your employment, and termination of employment, with the Company.

Your employment with the Company is terminated effective January 31, 2004 (“Termination Date”).

In consideration for signing this Agreement, you will receive the consideration described in the attached letter dated December 1, 2003 from Harry M. Jansen Kraemer, Jr., a copy of which is attached as Exhibit 1.

You acknowledge the following regarding your benefits:

•	You will be paid for your earned and unused vacation time in a lump sum after your Termination Date.

•	You will be receiving information from the Baxter Employee Benefits Center (“BEBC”) (telephone number 1-800-254-3780) regarding your ability to continue your medical benefits.

•	Your participation, if any, in the Company’s Employee Stock Purchase Plan will cease on your Termination Date. For information, contact the Baxter Benefits Line at 1-800-254-3780.

•	Your vested, accrued benefits, if any, in the Incentive Investment Plan will be distributed in accordance with each plan’s respective provisions.

•	Your stock options, if any, will be allowed to vest or forfeit according to their terms and based on your Termination Date. Contact the Baxter Benefits Line at 1-800-254-3780 for further information.

•	To preserve your rights and/or to make various elections under the Company’s Flexible Benefits Program, you must complete the forms sent to you by the BEBC. To make elections under the Incentive Investment Plan, you must call the Baxter Benefits Line at 1-800-254-3780.

You acknowledge that the additional benefits provided in this Agreement exceed the benefits you would normally receive, and that those extra benefits are provided by the Company in exchange for your signing this Agreement.

The Company may terminate its payments to you under this Agreement if you fail to comply with any of your obligations under this Agreement. The Company will notify you in writing if it believes you have failed to comply with any of your obligations under this Agreement, in which event you shall have ten calendar days from your receipt of such written notice from the Company to cure and provide written notice thereof to the Company.

In exchange for the benefits under this Agreement, you waive and release any and all claims (whether known or unknown) against the Company that arose out of or relate to your employment with the Company and/or your termination of employment with the Company. By example, you release and waive your right to file or participate as a class member in any claims or lawsuits (whether or not you now know of the basis for the claims or lawsuits) with federal or state agencies or courts against the Company and its employee benefit plans, including their present and former directors, officers, employees, agents, representatives, successors and fiduciaries. By further example, this waiver and release includes, but is not limited to, any and all claims of unlawful discrimination with regard to age, race, sex, color, religion, national origin and disability under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended, the Americans With Disabilities Act, as amended, or any other federal or state laws or statutes, all claims for wrongful employment termination or breach of contract and any other claim whatsoever, including, but not limited to, claims relating to public policy or tort claims, retaliatory discharge claims, defamation claims, intentional infliction of emotional distress claims, invasion of privacy claims, personal injury claims, claims for back pay, claims for compensatory and/or punitive damages, claims for costs and/or attorneys’ fees, claims relating to legal restrictions on the Company’s right to terminate employees or pursuant to any other claims whatsoever, arising out of or relating to your employment with and/or separation of employment from the Company and/or any other occurrence to the date of this Agreement. This waiver and release also apply to your heirs, assigns, executors and administrators. This waiver and release do not waive rights or claims that may arise after the date this Agreement is signed. This waiver and release do not waive rights or claims with respect to indemnification or contribution under the Indemnification Agreement by and between Baxter International Inc. and you dated October 30, 2000 and the Restated Certificate of Incorporation of Baxter International Inc.

You agree that you will not seek, nor shall you accept employment with the Company.

During your employment with the Company, you have had access to confidential and proprietary information. The Company maintains a proprietary interest in all such confidential data. Accordingly, you agree that you will not use or disclose to any entity or person, either directly or indirectly, this confidential information. In addition, you agree that you will not render services, directly or indirectly, as an employee, consultant, director or otherwise, for a period of one year after termination of your employment with the Company to any competing organization within such geographic limits as the Company and any such competing organization are, or would be, in actual competition. For purposes of this Agreement, competing organizations include Gambro AB, Fresenius Medical Care Aktiengesellschaft, Haemonetics Corporation, Pall Corporation and their respective affiliates.

You agree that you will not voluntarily assist any person in bringing or pursuing legal action against Baxter, its agents, successors, representatives, employees and related and/or affiliated companies, based on events occurring prior to the date of this Agreement.

You further agree: (a) not to disparage the Company, its employees or products; (b) not to engage in actions contrary to the interests of the Company; (c) not to disclose or allow disclosure of any provisions of this Agreement except to your spouse or domestic partner, attorney and/or financial advisor; (d) to conduct the transition period between the date of this Agreement and the Termination Date in a constructive and positive manner, and (e) to return to the Company, on or before your Termination Date, all Company property, including proprietary information and that this is a condition precedent to you receiving the additional benefits provided to you under this Agreement.

You understand, acknowledge and agree that:

A.	You have been given a full twenty-one (21) days within which to consider this Agreement before executing it.

B.	You have carefully read and fully understand all of the provisions in this Agreement.

C.	You are, through this Agreement, releasing Baxter, its directors, officers, employees, agents, representatives, successors, benefit plans, fiduciaries and related and/or affiliated companies from any and all claims you may have, as set forth above.

D.	You knowingly and voluntarily agree to all of the terms set forth in this Agreement.

E.	You knowingly and voluntarily intend to be legally bound by this Agreement.

F.	You were advised and hereby are advised in writing to consider the terms of this Agreement. You have the right to consult with an attorney of your choice, at your expense, prior to executing this Agreement.

G.	You have a full seven (7) days following your execution of this Agreement to revoke this Agreement by delivering a written notice of revocation to your HR department. You have been and hereby are advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired.

H.	You understand that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. Sec. 621, et seq.) that may arise after the date this agreement is executed are not waived.

You agree and acknowledge that no promises have been made which are not included in this Agreement and that this Agreement contains the entire understanding between you and the Company. You acknowledge that the terms of this Agreement are contractually binding. If any portion of this Agreement is declared invalid or unenforceable, the remaining portions of this Agreement will continue in force. Any amendments to this Agreement must be in writing and signed by all parties to the Agreement.

By the actions and obligations set forth above, Baxter admits no wrongdoing or liability. Further, this Agreement and termination of your employment do not in any way suggest any violation of law or Company policy relating to you, but instead reflect a mutually agreed upon transition for both parties.

If you agree to the terms outlined in this Agreement, then please sign two copies and return one of them to me by January 7, 2004. Otherwise, I will assume that you rejected this Agreement.

Sincerely,

/s/ Harry M. Jansen Kraemer, Jr.

Harry M. Jansen Kraemer, Jr. Chairman and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Al Heller

(Signature)

Al Heller

(Print Name)

12/17/2003

(Date)

4